EXHIBIT 21

AVNET, INC. AND SUBSIDIARIES

SUBSIDIARIES OF AVNET, INC.

Jurisdiction
Name	of Incorporation

Avnet Asia Pte. Ltd.	Singapore

Avnet Bytech Ltd.	England

Avnet CiNERGi Pte Ltd.	Singapore

Avnet Computer Technologies, Inc.	Delaware

Avnet Computer Technologies Leasing, Inc.	Delaware

Avnet de Mexico, S.A. de C.V.	Mexico

Avnet de Puerto Rico, Inc.	Puerto Rico

Avnet Direct, Inc.	Delaware

Avnet do Brasil, Ltda.	Brazil

Avnet EMG GmbH does business as Avnet E2000	Germany

Avnet EMG Ltd.	England

Avnet EMG S.r.l.	Italy

Avnet Europe NV/ SA	Belgium

Avnet France, S.A. which includes three subsidiaries	France

Avnet Gallium Co. Limited	Israel

Avnet GTDG Singapore Pte Limited	Singapore

Avnet Holding Corporation II	Delaware

Avnet Holding Germany GmbH	Germany

Avnet Holdings Limited	England

Avnet Hong Kong Limited	Hong Kong

Avnet, Inc.	Delaware

Avnet International (Canada) Ltd.	Ontario

Avnet Kopp (Pty.) Limited which includes two subsidiaries	South Africa

Avnet Limited	Hong Kong

Avnet Lyco Limited which includes one subsidiary	Ireland

Avnet Marketing Services	California

Avnet Max Limited	India

Avnet-Mercuries Company Limited	Taiwan

Avnet Nortec AB which includes seven subsidiaries	Sweden

Avnet Pacific Pty Limited	Australia

Avnet Setron Elektronik Vertrieb GmbH which includes two subsidiaries and affiliates	Germany

BFI Optilas International SA which includes eleven subsidiaries	France

Disti Export Trading Corp.	Barbados

Optilas International S.A which includes five subsidiaries	France

Optional Systems Resource, Inc.	Delaware

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